(Insurance)

Exhibit 8(aaa)(2)

Amendment No. 3 to Participation Agreement (Janus)

AMENDMENT NO. 3

TO

INSURANCE FUND PARTICIPATION AGREEMENT

Amendment to the Insurance Fund Participation Agreement (the “Agreement”), dated May 1, 2007, among Janus Aspen Series (the “Trust), Transamerica Advisors Life Insurance Company, an Arkansas life insurance company (the “Company”), on its own behalf and on behalf of the segregated asset accounts of the Company set forth in Schedule A hereto, as may be revised from time to time (the “Accounts”), and Janus Distributors LLC (the “Distributor”), a limited liability company organized under the laws of Delaware.

WHEREAS, the Company, the Trust and the Distributor heretofore entered into an amendment effective January 1, 2012, to add Confidential Information, complying with Massachusetts privacy laws, which shall hereafter be referred to as Amendment No. 2 to Insurance Fund Participation Agreement.

WHEREAS, the Company, the Trust and the Distributor desire to further amend the Agreement as provided herein.

NOW THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1. The existing first paragraph is deleted in its entirety and replaced by the following:

“THIS AGREEMENT made and entered into this 1st day of May, 2007, by and among JANUS ASPEN SERIES (the “Trust”), TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY (formerly known as Merrill Lynch Life Insurance Company), an Arkansas life insurance company, (hereinafter the “Company”), on its own behalf and on behalf of the segregated asset accounts of the Company set forth in Schedule A hereto, as may be revised from time to time (the “Accounts”), and JANUS DISTRIBUTORS LLC (the “Distributor”), a limited liability company organized under the laws of Delaware.”

2. The existing sixth “WHEREAS” clause is deleted in its entirety and replaced by the following:

“WHEREAS, the Accounts are duly organized, validly existing segregate asset accounts, established by resolution of the Board of Directors of the Company, to set aside and invest assets attributable to the aforesaid variable annuity and/or variable life insurance contracts that are allocated to the Accounts (the Contracts and the Accounts covered by this Agreement, and each corresponding Portfolio covered by this Agreement in which the Accounts may invest, is specified in Schedule A attached hereto, as may be revised from time to time, with notice to all parties pursuant to Section 14.12);”

3. Article XIII. Notices is revised as follows:

“If to the Company:

Transamerica Advisors Life Insurance Company

4333 Edgewood Road, NE

Cedar Rapids, IA 52499-0001

Attention: IS&R General Counsel”

4. The existing Section 14.5 is hereby deleted in its entirety and replaced by the following:

“14.5 The Schedules and Exhibit attached hereto are incorporated herein by reference and are a part of this Agreement.”

5. The existing Section 14.12 is hereby deleted in its entirety and replaced by the following:

“14.12 This Agreement, including any Schedules or Exhibits hereto, may be amended only by a written instrument executed by each party hereto, except for Schedule A which may be revised by a party to this Agreement without the other party(ies)’ execution, as long as the revised Schedule A is provided to the other party(ies) in advance of the change. Notwithstanding the foregoing, any change in Portfolio shares shall require a written agreement properly authorized and executed by both parties.”

6. A new Article, numbered consecutively, is added to the Agreement as follows:

“Article XVI. Summary Prospectus

Should the Trust and the Company desire to distribute the prospectuses of the Portfolios within the Trust pursuant to Rule 498 of the Securities Act of 1933 (“Rule 498), the roles and responsibilities for complying with Rule 498 and other applicable laws are set forth as follows:

(a) For purposes of this Section, the terms “Summary Prospectus” and “Statutory Prospectus” shall have the same meaning as set forth in Rule 498.

(b) The Trust and the Distributor shall provide the Company with copies of the Summary Prospectuses in the same manner and at the same times as the Agreement requires that the Trust provide the Company with Statutory Prospectuses. If the Trust makes any changes to the Summary Prospectus by way of a filing pursuant to Rule 497 under the Securities Act of 1933, the Trust shall provide the Company with a supplement setting forth the changes in the Rule 497 filing.

(c) The Trust and the Distributor shall be responsible for compliance with Rule 498(e).

(d) The Trust and Distributor each represent and warrant that the Summary Prospectuses and the web site hosting of such Summary Prospectuses will comply with the requirements of Rule 498 applicable to the Trust and its series. The Trust further represents and warrants that it has appropriate policies and procedures in place to ensure that such web site continuously complies with Rule 498.

(e) The Trust and the Distributor each agree that the URL indicated on each Summary Prospectus will lead contract owners directly to the web page used for hosting Summary Prospectuses (“Landing Page”) and that such web page will host the current Trust and series’ documents required to be posted in compliance with Rule 498. The Trust shall promptly post notification on the Landing Page of any interruption in availability of this Landing Page and will promptly notify the Company of any interruptions that exist or are expected to exist for more than 48 hours, excluding weekends and holidays. Such Landing Page will contain only insurance product funds.

(f) The Trust and the Distributor represent and warrant that they will be responsible for compliance with the provisions of Rule 498(f)(i) involving contract owner requests for additional Trust documents made directly to the Trust or Distributor or one of their affiliates. The Trust and Distributor further represent and warrant that any information obtained about contract owners pursuant to this provision will be used solely for the purposes of responding to requests for additional Trust documents or to comply with applicable law or a request from a governmental or regulatory body.

(g) The Company represents and warrants that it will respond to requests for additional Trust documents made by contract owners directly to the Company or one of its affiliates.

(h) The Company represents and warrants that any binding together of Summary Prospectuses and/or Statutory Prospectuses will be done in compliance with Rule 498.

(i) If the Trust determines that it will end its use of the Summary Prospectus delivery option, the Trust and the Distributor will provide the Company with at least 60 days’ advance notice of its intent.

(j) The parties agree that all other provisions of the Agreement, including the Indemnification provisions, will apply to the terms of this Article XV., as applicable.

(k) The parties agree that the Company is not required to distribute Summary Prospectuses to its contract owners, but rather that the use of the Summary Prospectus will be at the discretion of the Company. The Company agrees that it will give Distributor and the Trust sufficient notice of its intended use of the Summary Prospectuses or the Statutory Prospectuses.”

7. Existing Schedule A to the Agreement is deleted and replaced by Schedule A attached hereto, which may be revised from time to time, with notice to all parties, pursuant to Section 14.12.

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect. Unless otherwise specified, all defined terms shall have the same meaning given to them in the Agreement.

Effective Date: January 1, 2014

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY		JANUS ASPEN SERIES

By:	/s/ Arthur D. Woods	By:	/s/ Stephanie Grauerholz
Name:	Arthur D. Woods	Name:	Stephanie Grauerholz
Title:	Vice President	Title:	Vice President

JANUS DISTRIBUTORS LLC

By:	/s/ Russell P. Shipman
Name:	Russell P. Shipman
Title:	Senior Vice President

SCHEDULE A

Effective January 1, 2014

SEPARATE ACCOUNT

Merrill Lynch Life Variable Annuity Separate Account A

Established: August 6, 1991

POLICY/CONTRACT

Merrill Lynch Investor Choice Annuity® (Investor Series)

FUND

Each series of Janus Aspen Series,

Service Shares